Exhibit 99.1

ANESIVA RECEIVES NASDAQ LISTING COMPLIANCE NOTICE

SOUTH SAN FRANCISCO, CA, September 25, 2009-Anesiva, Inc. (Nasdaq: ANSV) today announced that on September 24, 2009, it received a letter from The NASDAQ Stock Market (“Nasdaq”), dated September 17, 2009, stating that the minimum closing bid price of Anesiva’s common stock was below $1.00 per share for 30 consecutive business days and that therefore Anesiva was not in compliance with Listing Rule 5450(a)(1). The notification letter has no effect at this time on the listing of Anesiva’s common stock on The NASDAQ Global Market and Anesiva’s common stock will continue to trade on The NASDAQ Global Market under the symbol ANSV.

The notification letter states that Anesiva will be afforded 180 calendar days, or until March 16, 2010, to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of Anesiva’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days. If Anesiva demonstrates an ability to maintain long-term compliance, Nasdaq will provide written confirmation of compliance and the matter will be closed.

If Anesiva does not regain compliance by March 16, 2010, Nasdaq will provide written notification to Anesiva that its common stock may be delisted. At that time, Anesiva may appeal Nasdaq’s delisting determination to a Nasdaq listing qualifications panel.

Anesiva has filed with the Securities and Exchange Commission a preliminary proxy statement for its 2009 annual meeting of stockholders, which includes a proposal to approve an amendment to Anesiva’s certificate of incorporation to effect a one-for-40 reverse stock split of all of Anesiva’s issued and outstanding common stock (the “Reverse Split Proposal”). The Reverse Split Proposal is contingent upon stockholder approval and the consummation of the proposed merger (the “Merger”) of Arca Acquisition Corporation (“Arca”), a wholly-owned subsidiary of Anesiva, and Arcion Therapeutics, Inc. (“Arcion”), pursuant to that certain Agreement and Plan of Merger, dated August 4, 2009, among Anesiva, Arca, Arcion and, with respect to Articles V and IX only of the agreement, each of the Arcion stockholders listed on Schedule I thereto (the “Merger Agreement”). If the Reverse Split Proposal is approved and the Merger is consummated, Anesiva expects that the one-for-40 reverse stock split will increase the market price of its common stock and Anesiva will be able to regain compliance with Listing Rule 5450(a)(1). Notwithstanding the foregoing, there can be no assurance that the market price per share following the Merger and the reverse stock split will remain in excess of the minimum bid price for a sustained period of time.

Additional Information and Where to Find It

Anesiva has a filed a preliminary proxy statement, an amendment to the preliminary proxy statement and intends to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Merger. Investors and security holders are urged to read the definitive proxy statement when it becomes available because it will contain important information about the Merger. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Anesiva by contacting John Tran at 650-624-9600.

Anseiva and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Anesiva in connection with the Merger. Information regarding the special interests of these directors and executive officers in the Merger will be included in the definitive proxy statement of Anesiva described above. Additional information regarding the directors and executive officers of Anesiva is also included in Anesiva’s Annual Report on Form 10-K, which was filed with the SEC on March 25, 2009, and in any documents subsequently filed by the directors and executive officers under the Securities Exchange Act of 1934, as amended.

About Anesiva

Anesiva seeks to be a leader in the development and commercialization of novel pharmaceutical products for pain management. Anesiva’s lead product candidate is Adlea, a novel small molecule formulation of capsaicin that is currently in development for the management of acute pain following orthopedic surgeries. Adlea has been shown in clinical trials to provide extended pain relief after only a single administration in multiple indications for site-specific, acute and chronic, moderate-to-severe pain.

In December 2008, Anesiva announced that a Phase 3 clinical trial of Adlea achieved its primary efficacy endpoint of reduced post-surgical pain versus placebo (p=0.03) following total knee arthroplasty (TKA) at four to 48 hours after surgery. The trial also met its key secondary endpoint with Adlea demonstrating a highly significant reduction in opioid medication consumption compared to placebo (p=0.005).

The Phase 3 TKA trial, known as ACTIVE-2, also showed that Adlea’s safety profile of adverse events, wound healing, and wound sensory function were similar to placebo over the study duration.

Forward-Looking Statements

Except for historical information, this press release may be deemed to contain “forward-looking” statements. Words such as “expects,” “seek,” “may,” “will,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include statements regarding expectations as to compliance with Nasdaq’s listing standards, the completion of the Merger and the implementation of the reverse stock split. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, the risk that Anesiva otherwise fails to comply with the continued listing requirements of The NASDAQ Global Market or any other NASDAQ market and the ability of the parties to the Merger to satisfy the conditions to closing specified in the Merger Agreement as well as other risks detailed from time to time in Anesiva’s filings with the Securities and Exchange Commission (the “SEC”), including Anesiva’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2008, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K as filed with the SEC. Anesiva expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.